Exhibit 99.1

For Immediate Release
Media Contact
Carl Palmer
 (949) 234-1999
cpalmer@seychelle.com

Seychelle Announces Financial Results For FY 2017 and Guidance for First Quarter FY 2018

Also, Seychelle Announces the Opening of Additional Sales Territories,for its Advanced Filter Product.

ALISO VIEJO, CA -- (BUSINESS WIRE) June 15, 2017 - Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle, we, us, our or the Company) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today.

For the Fiscal Year ended February 28, 2017, Revenue was $4,378,436 compared to $10,910,067 in the prior year. Seychelle had a Net loss of $2, 147,224, compared to prior year's Net income of $1,032,941.

For First Quarter FY 2018 we believe that we will see further increases in sales over our most recent Fourth Fiscal Quarter and a potential for net income

This year, Seychelle products have expanded its sales efforts in the following international markets; Mexico, Sri Lanka, Vietnam, South Korea, Australia, New Zealand, Japan and China to name a few.  It is our intention to expand our marketing activities more strongly to the international market and E-commerce.  In addition, Seychelle is managing cost in line with current revenue.

Our cash requirements relate primarily to working capital needed to operate and grow our business, including funding operating expenses, growth in inventory and servicing clients, and continued development and expansion of our products.  Our ability to achieve profitability and meet future liquidity needs and capital requirements will depend upon numerous factors, including the timing and quantity of product orders and shipments; the timing and amount of our operating expenses; the timing and costs of product service requirements; the extent to which our products gain market acceptance; the timing and costs of product development and introductions; the extent of our ongoing and any new research and development programs; and changes in our strategy or our planned activities.

"Dedicated to improving the quality of life through the quality of our drinking water."

Note to Investors

This press release may contain certain forward-looking information about the Seychelle's business prospects/projections.  These are based upon good-faith current expectations of Seychelle's management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-1999.